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                                                                       EXHIBIT 4


                           LIMITED IRREVOCABLE PROXY


          The undersigned shareholder of Churchill Downs Incorporated, a Kentucky corporation (the "Company"), hereby irrevocably appoints Richard L. Duchossois the attorney and proxy of the undersigned, with full power of substitution and resubstitition, to vote the undersigned's Shares (as defined in the Merger Agreement), and any and all other shares of capital stock of the Company acquired by the undersigned which the undersigned is otherwise entitled to vote on or after the date hereof, but only with respect to (i) approval of the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of June ___, 2000 (the "Merger Agreement"), among the Company, Duchossois Industries, Inc. ("D Corp.") and certain of their wholly-owned subsidiaries, including, without limitation, in favor of the issuance of additional shares of common stock of the Company pursuant to the Merger Agreement and any other matters or proposals required by the Rules and Regulations of the National Association of Securities Dealers, Inc. to be submitted to a vote of the shareholders of the Company in order to consummate the transactions contemplated by the Merger Agreement and (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation, warranty or other obligation of the Company under the Merger Agreement or which is reasonably likely to result in any conditions to the Company's obligations under the Merger Agreement not being fulfilled (the "Identified Matters"). It is expressly understood that nothing contained in this Proxy shall prohibit or restrain any such Shareholder from complying which his or her fiduciary obligations as a director or officer of the Company, on the advice of outside counsel. Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares, any securities of the Company to be acquired by the undersigned (to the extent that the undersigned has sole voting power with respect to such securities) and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof are hereby revoked, but only to the extent that they relate to the Identified Matters, and no subsequent proxies will be given with respect to the Identified Matters. This proxy is irrevocable and coupled with an interest and is granted in connection with that certain Voting Agreement, dated as of the date hereof (the "Voting Agreement"), executed by certain shareholders of the Company and D Corp , and is granted in consideration of D Corp. entering into the Merger Agreement. The attorney and proxy named above will be empowered at any time prior to the termination of the Voting Agreement to exercise all voting and other rights of the undersigned with respect to the Shares (including, without limitation, the power to
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execute and deliver written consents with respect to the Shares), but only with respect to the Identified Matters, at every meeting of the shareholders of the Company (and every adjournment or postponement thereof) or by written consent in lieu of such a meeting, or otherwise. This limited irrevocable proxy will terminate as of the termination of the Voting Agreement.

     Any obligations of the undersigned pursuant to this Limited Irrevocable Proxy shall be binding upon the successors and assigns of the undersigned.


Dated as of: _________, 2000



                          ________________________________
                          Name:


SHARES WHICH SHAREHOLDER
HAS SOLE POWER TO VOTE
AND SUBJECT TO IRREVOCABLE
PROXY:


______________ shares of the common stock, no par value, of Churchill Downs
Incorporated.